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                                                                  EXHIBIT (l)(7)


                               PURCHASE AGREEMENT

     The Galaxy Fund, a Massachusetts business trust (the "Trust"), and FIM Funding, Inc., ("FIM"), hereby agree with each other as follows:

          1. The Trust hereby offers FIM and FIM hereby purchases ten (10) Class EE - Series 1 shares ("Shares"), all such Shares representing interests in the Trust's New York Municipal Money Market Fund, at a purchase price of $1.00 per Share. FIM hereby acknowledges purchase of the Shares and the Trust hereby acknowledges receipt from FIM of funds in the amount of $10.00 in full payment for the Shares.

          2. FIM represents and warrants to the Trust that the Shares are being acquired for investment purposes and not with a view to the distribution thereof.

          3. The names "The Galaxy Fund" and "Trustees of The Galaxy Fund" refer respectively to the Trust created and the Trustees, as trustees but not individually or personally, acting from time to time under a Declaration of Trust dated March 31, 1986 which is hereby referred to and a copy of which is on file at the office of the State Secretary of the Commonwealth of Massachusetts and at the principal office of the Trust. The obligations of "The Galaxy Fund" entered into in the name or on behalf thereof by any of the Trustees, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, shareholders or representatives of the Trust personally, but bind only the Trust property, and all persons dealing with any class of shares of the Trust must look solely to the Trust property belonging to such class for the enforcement of any claims against the Trust.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the 15th day of September, 2003.

                                       THE GALAXY FUND


                                       By: /s/ Joseph R. Palombo
                                           ---------------------
                                       Name:  Joseph R. Palombo
                                       Title: President


                                       FIM FUNDING, INC.


                                       By: /s/ Philip J. Indice
                                           --------------------
                                       Name:  Philip J. Indice
                                       Title: Treasurer